Exhibit 99.1

Piedmont Reports Second Quarter Results

CHARLOTTE, N.C., June 7 /PRNewswire-FirstCall/ — - Charlotte-based Piedmont Natural Gas (NYSE: PNY) today announced results for the second fiscal quarter ended April 30, 2006. For the quarter, the Company’s net income was $43.7 million, or $0.57 diluted earnings per share, compared with $39.6 million and $0.52 for the same period in 2005.

For the six months ended April 30, 2006, net income was $115.7 million and diluted earnings per share were $1.51, compared with $110.9 million and $1.44 for the prior six-month period.

Utility margin in the second quarter increased from the prior year’s second quarter primarily due to residential and commercial customer growth and changes in rate design and regulatory tariffs. Operations and maintenance expenses increased from the prior-year quarter primarily due to expenses associated with the Company’s recently announced management restructuring plan and expenses associated with expanding the Company’s customer response and customer self-service capabilities.

Other income, net of taxes, was $12.4 million for the current quarter, compared with $10 million for the prior-year quarter. Included in other income are the results from the Company’s joint venture activities. The Company’s interest in SouthStar, which is primarily engaged in the unregulated retail natural gas market in Georgia, contributed $11.3 million to net income and $.15 per diluted share in the second quarter, compared with $8.2 million and $0.11 for the same quarter of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined diluted earnings per share of $.01 in the second quarters of both 2006 and 2005.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common stock of 24 cents per share was declared, payable July 14, 2006, to holders of record at the close of business on June 22, 2006.

Fiscal 2006 Earnings Guidance

Piedmont Natural Gas reaffirms its fiscal year 2006 earnings guidance of $1.20 to $1.35 per diluted share. Piedmont’s guidance includes management’s assessment of market conditions in the natural gas industry, including the tight balance between natural gas supply and demand and the resulting high wholesale natural gas prices. The Company’s earnings guidance also includes the impact of favorable base rate adjustments in two of its jurisdictions effective November 1, 2005, the estimated one-time management restructuring plan charges of $7 million to $8 million as previously reported and the Company’s accelerated share repurchase plan. Changes in market conditions which the Company cannot reasonably anticipate could cause earnings for fiscal-year 2006 to differ from this guidance.

Conference Call

In conjunction with the second quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, June 12, 2006, at 10:00 a.m. Eastern Daylight time, hosted by Senior Vice President and Chief Financial Officer David J. Dzuricky. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the website.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	April 30	April 30	% Increase
	2006	2005	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$483,198	$508,035	-5%
Cost of Gas	329,188	367,378	-10%
Margin	154,010	140,657	9%
Operations and Maintenance Expenses	59,720	52,324	14%
Depreciation	21,758	20,989	4%
General Taxes	8,061	7,332	10%
Utility Income Taxes	20,271	19,098	6%
Operating Income	44,200	40,914	8%
Other Income (Expense), net	12,416	10,017	24%
Utility Interest Charges	12,874	11,201	15%
Income Before Minority Interest	43,742	39,730	10%
Less Minority Interest	—	98	—
Net Income	$43,742	$39,632	10%
Average Shares of Common Stock:
Basic	76,133	76,703	-1%
Diluted	76,371	76,915	-1%
Earnings Per Share of Common Stock:
Basic	$0.57	$0.52	10%
Diluted	$0.57	$0.52	10%
System Throughput — Dekatherms	52,326	59,535	-12%
Gas Customers Billed in April	924	903	2%
System Average Degree Days — Actual	1,130	1,256	-10%
System Average Degree Days – Normal	1,215	1,236	-2%
Percent Normal Degree Days	93%	102%	-8%
Six Months Ended	April 30	April 30	% Increase

	2006	2005	(Decrease)

	(Unaudited)	(Unaudited)
Operating Revenues	$1,404,545	$1,188,591	18%
Cost of Gas	1,041,163	845,314	23%
Margin	363,382	343,277	6%
Operations and Maintenance Expenses	112,942	102,577	10%
Depreciation	43,645	41,737	5%
General Taxes	16,771	15,773	6%
Utility Income Taxes	64,663	63,357	2%
Operating Income	125,361	119,833	5%
Other Income (Expense), net	15,894	14,081	13%
Utility Interest Charges	25,516	23,006	11%
Income Before Minority Interest	115,739	110,908	4%
Less Minority Interest	—	(1)	—
Net Income	$115,739	$110,909	4%
Average Shares of Common Stock:
Basic	76,413	76,706	0%
Diluted	76,651	76,920	0%
Earnings Per Share of Common Stock:
Basic	$1.51	$1.45	4%
Diluted	$1.51	$1.44	5%
System Throughput — Dekatherms	118,505	131,335	-10%
Gas Customers Billed in April	924	903	2%
System Average Degree Days — Actual	2,853	3,013	-5%
System Average Degree Days — Normal	3,121	3,176	-2%
Percent Normal Degree Days	91%	95%	-4%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise except as required by applicable laws and regulations. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Form 10-K and Form 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including
61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about
Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.
SOURCE Piedmont Natural Gas
CONTACT: Headen Thomas, 704-731-4438, or 704-651-7137, or
headen.thomas@piedmontng.com, or
David Trusty, 704-731-4391, or 704-507-6393, or
david.trusty@piedmontng.com